News
Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2014 Results

Raises Annual Guidance for 2014

WALTHAM, Mass. (April 23, 2014) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended March 29, 2014. The company’s results include the addition of Life Technologies as of February 4, 2014, and exclude the previously announced related divestitures as of March 22, 2014.

First Quarter Highlights

•	Completed the acquisition of Life Technologies to enhance our offering for customers in life sciences and applied markets worldwide and significantly strengthen our strategic position.

•	Grew adjusted earnings per share (EPS) by 12% to $1.53.

•	Increased revenue by 22% to $3.90 billion.

•	Expanded adjusted operating margin by 200 basis points to 21.3%.

•
Launched innovative new Thermo Scientific and Life Technologies products, including a new version of our Chromeleon chromatography data system, the Lab Execution informatics platform, Quantifiler Trio and HP kits for forensic analysis and Ion Chef system for automated preparation of DNA samples.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We had a number of key accomplishments during the quarter that demonstrate the intensity of our teams and position us for another successful year,” said Marc N. Casper, president and chief executive officer. “We closed our acquisition of Life Technologies, began to integrate the business and completed the related divestitures – all while staying focused on our customers and executing well to deliver solid first quarter results.

“I’m pleased to report that the integration is on track, and we are confident that we will deliver on our previously outlined synergy targets. Our enhanced technology offering was already apparent when we showcased innovative new Thermo Scientific and Life Technologies products side by side at industry conferences. In Asia-Pacific and emerging markets, our combined scale is a key advantage in providing customers with solutions to achieve their goals. Our unique customer value proposition is now even stronger, and we are committed to fully leveraging our new capabilities to drive growth and create shareholder value.”

First Quarter 2014

For the first quarter of 2014, adjusted EPS grew 12% to $1.53, versus $1.37 in the first quarter of 2013. Revenue for the quarter grew 22% to $3.90 billion in 2014, versus $3.19 billion in 2013. Organic revenue grew 2%, with currency translation having a negligible effect and acquisitions, net of divestitures, increasing revenue by 20%. Adjusted operating income for the first quarter of 2014 increased 35% compared with the year-ago period, and adjusted operating margin expanded to 21.3%, compared with 19.3% in the first quarter of 2013.

GAAP diluted EPS for the first quarter of 2014 was $1.36, versus $0.93 in the same quarter last year. GAAP operating income for the first quarter of 2014 was $875 million, compared with $387 million in 2013. The increases in GAAP EPS and operating income were largely due to gains as a result of the divestitures. GAAP operating margin increased to 22.4%, compared with 12.1% in the first quarter of 2013.

Annual Guidance for 2014

Thermo Fisher is raising its annual revenue and adjusted EPS guidance for full-year 2014 primarily to reflect the timing of the Life Technologies acquisition and related divestitures, as well as more favorable foreign exchange.

The company is raising its revenue guidance to a new range of $16.84 to $17.00 billion from its previous guidance of $16.63 to $16.83 billion, for 29% to 30% revenue growth year over year. It is also raising adjusted EPS guidance to a new range of $6.80 to $6.95 from the $6.70 to $6.90 previously announced, resulting in 25% to 28% adjusted EPS growth over 2013.

The 2014 guidance does not include any future acquisitions or divestitures, and is based on current foreign exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below.

Life Sciences Solutions Segment

As previously announced, the new Life Sciences Solutions Segment includes most of the Life Technologies businesses and the remaining Thermo Fisher Biosciences businesses. In the first quarter of 2014, segment revenue was $836 million, compared with revenue of $173 million in the first quarter of 2013. Segment adjusted operating income in the 2014 quarter was $245 million versus $41 million in the year-ago quarter, and adjusted operating margin was 29.3%, versus 23.8% in 2013.

Analytical Instruments Segment

Analytical Instruments Segment revenue increased 4% to $770 million in the first quarter of 2014, compared with revenue of $740 million in the first quarter of 2013. Segment adjusted operating income increased 9% in the first quarter of 2014, and adjusted operating margin was 17.0%, versus 16.3% in the 2013 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue in the first quarter increased 1% to $814 million in 2014, compared with revenue of $806 million in the first quarter of 2013. Segment adjusted operating income was $221 million in the first quarter of 2014 versus $223 million in 2013, and adjusted operating margin was 27.2%, versus 27.7% in the 2013 quarter.

Laboratory Products and Services Segment

In the first quarter of 2014, Laboratory Products and Services Segment revenue increased 2% to $1.59 billion, compared with revenue of $1.56 billion in the first quarter of 2013. Segment adjusted operating income increased 1% in the first quarter of 2014, and adjusted operating margin was 14.7%, versus 14.8% in the 2013 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2014 excludes approximately $2.23 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the end of the first quarter of 2014. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 23, 2014, at 8:30 a.m. Eastern time. To listen, dial (877) 312-9206 within the U.S. or (408) 774-4001 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 16, 2014.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our four premier brands – Thermo Scientific, Life Technologies, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the Life Technologies acquisition may not materialize as expected; and the company being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)	Three Months Ended
	March 29,	% of	March 30,	% of
(In millions except per share amounts)	2014	Revenues	2013	Revenues

Revenues	$3,903.5		$3,191.5
Costs and Operating Expenses:
Cost of revenues (c)	2,191.8	56.1%	1,799.1	56.4%
Selling, general and administrative expenses (d)	982.8	25.2%	693.6	21.7%
Amortization of acquisition-related intangible assets	285.9	7.3%	192.0	6.0%
Research and development expenses	149.7	3.8%	98.2	3.1%
Restructuring and other costs (income), net (e)	(582.2)	-14.9%	21.5	0.7%
	3,028.0	77.6%	2,804.4	87.9%

Operating Income	875.5	22.4%	387.1	12.1%
Interest Income	11.9		7.2
Interest Expense	(117.8)		(64.4)
Other Income, Net (f)	4.8		13.0

Income Before Income Taxes	774.4		342.9
Provision for Income Taxes (g)	(231.3)		(2.1)

Income from Continuing Operations	543.1		340.8

Loss from Discontinued Operations, Net of Tax	–		(0.4)
Loss on Disposal of Discontinued Operations, Net of Tax	–		(4.2)

Net Income	$543.1	13.9%	$336.2	10.5%

Earnings per Share from Continuing Operations:
Basic	$1.38		$.95
Diluted	$1.36		$.94

Earnings per Share:
Basic	$1.38		$.94
Diluted	$1.36		$.93

Weighted Average Shares:
Basic	393.3		358.1
Diluted	398.4		361.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$875.5	22.4%	$387.1	12.1%
Cost of Revenues Charges (c)	168.5	4.3%	13.2	0.4%
Selling, General and Administrative Costs, Net (d)	82.8	2.2%	1.3	0.1%
Restructuring and Other Costs (Income), Net (e)	(582.2)	-14.9%	21.5	0.7%
Amortization of Acquisition-related Intangible Assets	285.9	7.3%	192.0	6.0%

Adjusted Operating Income (b)	$830.5	21.3%	$615.1	19.3%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$543.1	13.9%	$336.2	10.5%
Cost of Revenues Charges (c)	168.5	4.3%	13.2	0.4%
Selling, General and Administrative Costs, Net (d)	82.8	2.2%	1.3	0.1%
Restructuring and Other Costs (Income), Net (e)	(582.2)	-14.9%	21.5	0.7%
Amortization of Acquisition-related Intangible Assets	285.9	7.3%	192.0	6.0%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.5	0.0%	0.7	0.0%
Other Income, Net (f)	(2.8)	-0.1%	(10.5)	-0.3%
Provision for Income Taxes (g)	115.0	2.9%	(63.3)	-2.0%
Discontinued Operations, Net of Tax	–	0.0%	4.6	0.1%

Adjusted Net Income (b)	$610.8	15.6%	$495.7	15.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.36		$0.93
Cost of Revenues Charges, Net of Tax (c)	0.34		0.03
Selling, General and Administrative Costs, Net of Tax (d)	0.17		–
Restructuring and Other Costs (Income), Net of Tax (e)	(0.92)		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.59		0.38
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	–		–
Other Income, Net of Tax (f)	–		(0.02)
Provision for Income Taxes (g)	(0.01)		–
Discontinued Operations, Net of Tax	–		0.01

Adjusted EPS (b)	$1.53		$1.37

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$101.2		$298.3
Net Cash Used in Discontinued Operations	1.0		0.8
Purchases of Property, Plant and Equipment	(104.7)		(66.0)
Proceeds from Sale of Property, Plant and Equipment	3.4		3.0

Free Cash Flow (h)	$0.9		$236.1

Segment Data	Three Months Ended
	March 29,	% of	March 30,	% of
(In millions)	2014	Revenues	2013	Revenues

Revenues
Life Sciences Solutions	$835.5	21.4%	$172.6	5.4%
Analytical Instruments	769.9	19.7%	740.1	23.2%
Specialty Diagnostics	813.7	20.8%	805.6	25.2%
Laboratory Products and Services	1,590.5	40.7%	1,556.3	48.8%
Eliminations	(106.1)	-2.6%	(83.1)	-2.6%

Consolidated Revenues	$3,903.5	100.0%	$3,191.5	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$244.6	29.3%	$41.0	23.8%
Analytical Instruments	130.9	17.0%	120.5	16.3%
Specialty Diagnostics	221.0	27.2%	222.9	27.7%
Laboratory Products and Services	234.0	14.7%	230.7	14.8%

Subtotal Reportable Segments	830.5	21.3%	615.1	19.3%

Cost of Revenues Charges (c)	(168.5)	-4.3%	(13.2)	-0.4%
Selling, General and Administrative Costs, Net (d)	(82.8)	-2.2%	(1.3)	-0.1%
Restructuring and Other (Costs) Income, Net (e)	582.2	14.9%	(21.5)	-0.7%
Amortization of Acquisition-related Intangible Assets	(285.9)	-7.3%	(192.0)	-6.0%

GAAP Operating Income (a)	$875.5	22.4%	$387.1	12.1%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). With the completion of the Life Technologies acquisition, we have established a new reporting segment, Life Sciences Solutions. Prior period results of the Biosciences businesses have been transferred from the Analytical Instruments segment to the Life Sciences Solutions and Laboratory Products and Services segments. Prior period segment information has been reclassified to reflect these transfers.
(b)	Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (f) for details); the tax consequences of the preceding items and certain other tax items (see note (g) for details); and discontinued operations.
(c)	Reported results in 2014 and 2013 include $147.6 and $11.9, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2014 include a charge of $21.4 to conform the accounting policies of Life Technologies with the company's accounting policies. Reported results in 2014 and 2013 also include $(0.5) and $1.3, respectively, of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(d)	Reported results in 2014 and 2013, respectively, include $66.6 and $1.3 of transaction costs related to the acquisition of Life Technologies. Reported results in 2014 include a charge of $16.2 to conform the accounting policies of Life Technologies with the company's accounting policies.
(e)	Reported results in 2014 include a gain of $758.5 on the sale of businesses, principally the sera and media, gene modulation and magnetic beads businesses to GE Healthcare, and a charge of $91.7 for cash compensation to monetize certain equity awards held by Life Technologies employees at the date of acquisition. Reported results in 2014 and 2013 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f)	Reported results in 2014 include $3.8 of gain from the sale of an equity investment, offset in part by $1.0 of charges related to amortization of fees paid to obtain financing commitments related to the Life Technologies acquisition. Reported results in 2013 include $10.5 of realized gains on available-for-sale investments irrevocably contributed to the company's UK pension plans.
(g)	Reported provision for income taxes includes i) $120.2 of incremental tax provision in 2014 and $62.8 of incremental tax benefit in 2013 for the pre-tax reconciling items between GAAP and adjusted net income; and ii) in 2014 and 2013, $5.2 and $0.5, respectively of incremental tax benefit from adjusting the company's deferred tax balances as a result of tax rate changes.
(h)	Free cash flow in 2014 was reduced by $241.5 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and transaction costs.

Notes:
Consolidated depreciation expense is $79.7 and $59.0 in 2014 and 2013, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $25.2 and $20.4 in 2014 and 2013, respectively.
Certain pre-acquisition equity awards of Life Technologies were converted to rights to receive cash payments over the remaining vesting period. Reported and adjusted results in 2014 include $7.1 million of expense for such cash payments.

Condensed Consolidated Balance Sheet (unaudited)
	March 29,	December 31,
(In millions)	2014	2013

Assets
Current Assets:
Cash and cash equivalents	$1,497.2	$5,826.0
Short-term investments	25.5	4.5
Accounts receivable, net	2,695.5	1,942.3
Inventories	2,060.5	1,494.5
Other current assets	1,027.4	613.4

Total current assets	7,306.1	9,880.7

Property, Plant and Equipment, Net	2,488.7	1,767.4

Acquisition-related Intangible Assets	15,976.4	7,071.3

Other Assets	833.0	640.7

Goodwill	19,529.5	12,503.3

Total Assets	$46,133.7	$31,863.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,165.7	$987.7
Other current liabilities	3,225.8	2,138.3

Total current liabilities	5,391.5	3,126.0

Other Long-term Liabilities	5,114.7	2,381.7

Long-term Obligations	15,196.9	9,499.6

Total Shareholders' Equity	20,430.6	16,856.1

Total Liabilities and Shareholders' Equity	$46,133.7	$31,863.4

Condensed Consolidated Statement of Cash Flows (unaudited)	Three Months Ended
	March 29,	March 30,
(In millions)	2014	2013

Operating Activities
Net income	$543.1	$336.2
Loss from discontinued operations	–	0.4
Loss on disposal of discontinued operations	–	4.2
Income from continuing operations	543.1	340.8

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	365.6	251.0
Change in deferred income taxes	(207.0)	(16.0)
Gains on sale of businesses	(758.5)	–
Other non-cash expenses, net	140.9	14.9
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	18.1	(291.6)

Net cash provided by continuing operations	102.2	299.1
Net cash used in discontinued operations	(1.0)	(0.8)

Net cash provided by operating activities	101.2	298.3

Investing Activities
Acquisitions, net of cash acquired	(13,056.3)	(3.8)
Purchases of property, plant and equipment	(104.7)	(66.0)
Proceeds from sale of property, plant and equipment	3.4	3.0
Proceeds from sale of businesses, net of cash divested	1,056.6	–
Other investing activities, net	33.1	(0.4)

Net cash used in investing activities	(12,067.9)	(67.2)

Financing Activities
Net proceeds from issuance of debt	4,999.8	–
Increase in commercial paper, net	208.1	–
Repayment of long-term obligations	(600.9)	(0.5)
Increase (decrease) in short-term notes payable	5.1	(1.5)
Purchases of company common stock	–	(89.8)
Dividends paid	(54.9)	(54.0)
Net proceeds from issuance of company common stock	2,942.0	–
Net proceeds from issuance of company common stock under employee stock plans	87.5	101.8
Tax benefits from stock-based compensation awards	48.4	16.2

Net cash provided by (used in) financing activities	7,635.1	(27.8)

Exchange Rate Effect on Cash	2.8	(50.4)

(Decrease) Increase in Cash and Cash Equivalents	(4,328.8)	152.9
Cash and Cash Equivalents at Beginning of Period	5,826.0	805.6

Cash and Cash Equivalents at End of Period	$1,497.2	$958.5

Free Cash Flow (a)(b)	$0.9	$236.1

(a)	Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.
(b)	Free cash flow in 2014 was reduced by $241.5 of cash outlays related to the acquisition of Life Technologies including monetizing certain equity awards, severance obligations and transaction costs.